BELL, BOYD & LLOYD
                   Three First National Plaza
                70 West Madison Street, Suite 3300
                  Chicago, Illinois 60602-4207
                         312 372-1121
                       Fax 312 372-2098


                         January 27, 1997

Stein Roe Advisor Trust
One South Wacker Drive, #3500
Chicago, Illinois  60606-4685

Ladies and Gentlemen:

                     Stein Roe Advisor Trust

We have acted as counsel for Stein Roe Advisor Trust (the
"Trust") in connection with the registration under the Securities
Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the respective series of the Trust designated as follows:

Stein Roe Advisor Balanced Fund
Stein Roe Advisor Growth & Income Fund
Stein Roe Advisor Growth Stock Fund
Stein Roe Advisor Young Investor Fund
Stein Roe Advisor Special Fund
Stein Roe Advisor Special Venture Fund
Stein Roe Advisor International Fund

(each a "Fund") in registration statement no.333-17255 on form N-
1A (the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

We assume that, upon sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares of each Fund after the Registration Statement has been declared effective and in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of a Fund may be subject to liability under certain circumstances as described in the statement of additional information of the Trust included as Part B of the Registration Statement under the caption "Declaration of Trust").

In rendering the foregoing opinion, we have relied upon the opinion of Ropes & Gray expressed in their letter to us dated
January 23, 1997.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

BELL, BOYD & LLOYD


CSA gf